Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 6, 2024, relating to the financial statements of GE HealthCare Technologies Inc. and the effectiveness of GE HealthCare Technologies Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of GE HealthCare Technologies Inc. for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

February 15, 2024